Exhibit 10.1

DESTINATION XL GROUP, INC.

2006 INCENTIVE COMPENSATION PLAN

(as amended and restated August 1, 2013)

DEFERRED STOCK AWARD AGREEMENT

(For Non-Employee Directors)

Agreement

1.

Grant of Deferred Stock. DESTINATION XL GROUP, INC., a Delaware corporation (the “Company”), hereby grants, as of ____________________ (“Date of Grant”), to _______________ (the “Participant”) an award (the “Award”) of deferred stock (the “Deferred Stock”) of ____ shares of the Company’s common stock, $.01 par value per share, subject to the terms and conditions as set forth herein.  This deferred stock award agreement (the “Agreement”) is issued pursuant to the Company’s 2006 Incentive Compensation Plan (as amended and restated August 1, 2013) (the “2006 Plan”) and the Company’s Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Plan”), which are incorporated herein for all purposes.  The Participant hereby acknowledges receipt of copies of the 2006 Plan and the Non-Employee Director Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2.	Definitions. Unless otherwise provided herein, terms used herein that are defined in the 2006 Plan and not defined herein shall have the meanings attributed thereto in the 2006 Plan.
3.	Vesting Schedule. Pursuant to the Non-Employee Director Plan, the Deferred Stock shall be fully vested on the Date of Grant.
4.

Deferral Period. Pursuant to the Non-Employee Director Plan, Shares that are deferred pursuant to this Award of Deferred Stock shall be delivered to the Participant within 30 days after the end of a period (the “Deferral Period”) that begins on the Date of Grant and ends on the [earlier of (a) the [______] anniversary of the Date of Grant or (b) the] date on which the Participant incurs a “separation from service”, within the meaning of Section 409A of the Code.  Payment of the Award shall be made in shares of Common Stock.

5.	Adjustments. This Award shall be subject to the adjustments provided for in Section 10 of the 2006 Plan.
6.

Transferability. Unless otherwise determined by the Committee, the Award granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution.  Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the, or in the event of any levy upon the by reason of any execution, attachment or similar process contrary to the provisions hereof, the Award shall immediately become null and void. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.	No Rights of Stockholders. Prior to the lapse of the Deferral Period, the Award carries no voting or dividend or other rights and privileges of a stockholder of the Company.
8.

Acceleration of Deferral Period Upon Change in Control.  If and to the extent it would not result in a violation of Section 409A of the Code, in the event that a Change in Control, as defined in Section 9(b) of the 2006 Plan~~.~~, occurs during the Deferral Period, the Shares that are subject to this Award of Deferred Stock shall be delivered to the Participant within 30 days after the Change in Control.

9.

No Right to Continued Employment or Service with the Company.  Neither the Deferred Stock nor this Agreement shall confer upon the Participant any right to continued employment or service with the Company.

10.	Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.
11.

Interpretation / Provisions of Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the 2006 Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the 2006 Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the 2006 Plan, the 2006 Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Participant accepts this Agreement subject to all of the terms and provisions of the 2006 Plan and this Agreement.  The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the 2006 Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

12.

Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 555 Turnpike Street, Canton, MA 02021, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

13.	Section 409A. This Award shall be subject to the provisions of Section 7(e) of the 2006 Plan, relating to Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ____ day of _______________________, 20______.

COMPANY: DESTINATION XL GROUP, INC., a Delaware corporation:
By:
Name:
Title:

The Participant acknowledges receipt of copies of the 2006 Plan and the Non-Employee Director Plan and represents that he or she has reviewed the provisions of both plans and this Agreement in their entirety and is familiar with and understands their terms and provisions, and hereby accepts this Agreement subject to all of the terms and provisions of the 2006 Plan and the Agreement.  The Participant further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated:_____________________________		PARTICIPANT
By:
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